LocatorX, Inc. DOS/A

Exhibit 6.3

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (this “Agreement”) is entered into this 1st day of April, 2017 (the “Effective Date”) by and among LocatorX, Inc., a Florida corporation (“Licensor”), and 1st Rescue, Inc., a Florida corporation (“Licensee”).

Recitals

Licensor has developed and is the owner of certain secure Internet server and mobile device application software used in asset tracking systems, collectively referred to herein as the “Software”.

Licensee is in the business of building software, a custom tele-medkit and leveraging existing hardware to rapidly deliver tele-medicine systems, automated external defibrillators and other emergency supplies from fire stations to sudden cardiac arrest victims with high-speed aerial drone devices (“Licensee’s Business”).

Licensor wishes to grant Licensee a non-transferable, and non-exclusive (except for the performance based market-exclusive niche related to Licensee’s Business), subject to the terms hereof, with source code, for the use and further licensing of the Software by Licensee as a Sublicensor thereof. Provided however, subject only to the market- exclusivity provisions set forth herein, Licensor will retain all rights to license the Software to any third-party at its sole discretion.

Licensee desires to license the Software pursuant to the terms hereof, in part, due to economies of scale that are realized by: (i) savings associated with commissioning specially-designed software development to obtain the functionality of the Software; and (ii) offset of costs by Licensor’s licensing to other third-parties not competing in the Licensee’s Business market.

The parties intend that, as a consequence of this Agreement, Licensor and Licensee will each have rights to the Software and will each be licensing the Software to certain third-parties subject to the terms and conditions set forth herein.

Each of the parties hereto share the common ownership and control of William D. Meadow.

NOW THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.    Recitals. The Recitals set forth above are true and correct in all material respects.

2.	Definitions.

(a)         “Licensee’s Business” shall mean building software, a custom tele-medkit and leveraging existing hardware to rapidly deliver automated external defibrillators from fire stations to millions of sudden cardiac arrest victims with high-speed aerial drone devices.

(b)         “Affiliate” shall mean any entity which, now or in the future, either (i) controls Licensee, (ii) is controlled by Licensee or (iii) is under common control with Licensee. “Control” shall mean possession of the direct or indirect authority or power to direct or cause the direction of the management or policies of any person or entity, whether through the ownership of voting securities, by contract or otherwise.

(c)         “Derived Technology” shall mean the functional and technical creation of additional software instructions in source code or new technology capability, incorporating or inspired by any component of the Software and shall not, unless expressly set forth herein, and shall be considered Software for purposes of this Agreement.

(d)         “Enhancements” shall mean with respect to any component of the Software. (i) any enhancements, improvements, developments, additions, derivations and modifications, created, conceived or reduced to practice by or on behalf of any of the parties hereto (whether Licensor, Licensee, their Affiliates or combination thereof); (ii) all works of authorship, inventions, technologies, intellectual property, designs, data and products derived from any of the foregoing; and (iii) any other proprietary information created by or for Licensor, Licensee, or their Affiliates, related to the Software.

(f)          “Software” shall mean the asset tracking software and systems using such software and incorporation the of Licensor and other computer software and the related materials listed and described in Exhibit A to this Agreement, and shall include ongoing development, upgrade support and services, and documentation and materials, furnished hereunder to Licensee, or its Affiliates, Subcontractors, agents or representatives, and any copy or part thereof.

(g)         “Source Code” shall mean the most recent, fully updated and narrated version of the human-readable instructions for the Software, which can be translated by a compiler, web browser, java machine, assembler, or other similar computer software apparatus, for execution (copying into a central processor for processing) on a computer.

(h)         “Subcontractor” shall mean any person or entity engaged by Licensee to develop Enhancements to, or Derived Technology from, the Software.

(i)          “Sublicensee” shall mean any person or entity engaged by Licensee to utilize the Software in the conduct of such person’s or entity’s ordinary course of business in the fields of Licensee’s Business, all in conformance with terms and conditions no less restrictive than those set forth herein. No Sublicensee of Licensee shall have any rights to further sublicense the Software without the express written consent of Licensor.

3.	License Grants; Restrictions.

(a)         Grant of License. Upon full payment of initial license fee, Licensor hereby grants to Licensee a perpetual non-transferable, and non-exclusive (except for the market-exclusive niche related to Licensee’s Business set forth in Section 3(b)) license (the “License”) to use the Software as made available by Licensor to Licensee, for the purposes of Licensee’s use and further licensing thereof, subject to the terms and conditions hereof and all as more fully set forth herein. The License may be revoked upon Licensee’s violation of any restriction set forth herein or failure to pay any fee under Section 5 below, after written notice of such failure and thirty (30) day opportunity to cure.

(b)         Market Exclusivity. Licensee shall only utilize the Software in the field of Licensee’s Business as described in the Business Plan equity offering document, which includes use for saving people’s lives by using delivery drones in emergency situations, and specifically using first responder applications; geospatial, video, and bio-telemetry servers; and cloud services to deliver automated external defibrillators from fire stations to sudden cardiac arrest victims.

(c)         Reservation of Rights. Licensor reserves the right, but shall not have the duty, to: (i) use the Software for its own operations; (ii) further license the Software to any third-party not actively involved in the Licensee’s Business as defined herein; and (iii) upgrade or alter the Software, as reasonable, in response to changed market or technological conditions.

(d)         Sublicensing. Subject to the terms hereof, Licensee may Sublicense the Software to third parties in the industry of Licensee’s Business, including strategic partners of Licensee. All Sublicenses shall contain terms no less restrictive than are contained herein, including but not limited to terms of confidentiality at least as strict as those set forth in Section 6 herein below. Licensee agrees that it will not charge a licensing fee or grant any other person license rights in the Software for the resale or further licensing thereof and will not lease, sub-license or sell the Software or Source Code to any third party without the written approval of William D. Meadow. Any sublicense of the Software by Licensee shall be memorialized by a written agreement between Licensee and such sublicensee; provided, however, no sublicense shall be permitted to a third party in direct competition with the Licensor. All sublicense agreements shall first be reviewed and approved in writing by Licensor prior to execution by Licensee.

(e)         Assignment of License. Licensee shall have the right to assign its rights under this Agreement and transfer the License granted hereby only upon receiving written consent of Licensor which consent may be withheld in Licensor’s sole and absolute discretion.

(f)          Software Ownership. The Derived Technology developed by either party will be owned exclusively by Licensor. If Enhancements and Derived Technology are developed by Licensee, it shall have no rights with respect thereto without first obtaining Licensor’s written consent. Fees in addition to the License Fees and Royalty Fees (as defined below) may be payable with respect to any Licensee-developed Enhancement or Derived Technology unless waived in writing by Licensor. Licensee may not hypothecate, sell, or otherwise dispose of the Software or Enhancements, the License hereunder, or its rights under this Agreement without the prior written consent of the Licensor, which consent may be withheld in Licensor’s sole and absolute discretion.

(g)         Further Restrictions. Licensee may not: (i) make any copies of the Software other than an archival copy, if applicable to the extent the Software is utilized via the Internet, (ii) modify or create any derivative works of the Software or documentation without the written approval of William D. Meadow; (iii) decompile, disassemble, reverse engineer, or otherwise attempt to derive the source code, underlying ideas, or algorithms of the Software, or in any way ascertain, decipher, or obtain the communications protocols for accessing a Licensor service or network; (iv) copy, reproduce, reuse in another product or service, modify, alter, or display in any manner any Javascript or HTML files, or parts thereof, included in the Software or otherwise obtained from the Licensor Internet web site or any other source; (v) use the Software in any manner that violates any U.S. or foreign laws or regulations or any third party’s rights, including copyright, privacy or publicity rights, or other intellectual property right; (vi) attempt to gain unauthorized access to any Licensor service, account, computer system or network associated with the Software; (vii) except as set forth herein, redistribute, encumber, sell, rent, lease, sublicense, or otherwise transfer rights to the Software; (viii) remove or alter any trademark, logo, copyright or other proprietary notices, legends, symbols or labels in the Software; (ix) block, disable, or otherwise effect any advertising, advertisement banner window, tabs, links to other sites and services, or other features that constitute an integral part of the Software; (x) incorporate, integrate or otherwise include the Software or any portion thereof (including the communications protocols) into any software, program or product that communicates, accesses, or otherwise connects with a Licensor service or that interconnects any Licensor service with any other service available via the Internet; (xi) use any Licensor services associated with the Software in any manner that could damage, disable, overburden, or impair such services or interfere with any other party’s use and enjoyment of them; (xii) use the Software in any way that violates this Agreement or any law; or (xiii) authorize or assist any third party to do any of the things described in this paragraph.

(h)         Access. Licensee may access Licensor products and services only through the interface(s) and protocol(s) provided or authorized by Licensor. Licensee agrees that it will not access Licensor’s products and services through unauthorized means, such as unlicensed software clients, and that it will only use Licensor’s interface(s) in conjunction with the Software.

(i)          Third-Party Plug-Ins. Third parties may from time to time offer applications or services to access, “plug-into” or interact with the Software. If such applications or services are not authorized by Licensor, then Licensee’s use of them in connection with the Software or any Licensor product or service is a violation this Agreement. In any case, Licensee’s use of third party applications will be at its own risk and subject to the terms and conditions of those third parties. Licensor makes no representations or warranties with respect to such third party applications including that the third party application or service will be uninterrupted. Licensee agrees that Licensor is under no obligation to provide it with any error corrections, updates, upgrades, fixes and/or enhancements to make the Software accessible through or compatible with any third party applications.

(j)          Audit Right. Licensor or its authorized representative shall have the right upon reasonable advance notice to audit and inspect Licensee’s use of the Software in order to verify Licensee’s compliance with the terms and conditions of this Agreement. If the results of any such audit demonstrate that Licensee’s use of the Software is not in compliance with the terms and conditions of this Agreement, without limiting any other rights and remedies that may be available to Licensor, Licensor shall have the right to assess additional license, hosting or other applicable fees to compensate Licensor for Licensee’s use of the Software beyond the scope of use authorized by this Agreement, and Licensee shall reimburse Licensor for the reasonable costs and expenses incurred by Licensor to conduct the audit, or Licensor shall have the right to immediately terminate this Agreement.

4.    Maintenance; Updates. Licensee understands that its use of the Software is at its own risk and that Licensor may provide, but is under no obligation to provide technical support, assistance, error corrections, updates, upgrades, bug fixes and/or enhancements of the Software.

5.	Fees.

(a)	In consideration for the grant of the License, a license fee equal to $100,000 (the “License Fee”). Licensee shall pay the License Fee within 5 days to Licensor upon Licensee’s receipt of a total of $1,000,000 in start up funding.
(b)	In addition to the License Fee, in consideration hereof, Licensee shall pay to Licensor a royalty based upon sublicensing activity (the “Royalty Fees”) pursuant to the Royalties Schedule set forth in Exhibit B attached hereto and incorporated herein.
(c)	In addition, Licensor will provide on-going business support services as well as software development services to Licensee to create Derived Technology licensed and paid for by Licensor pursuant to the Contract Schedule set forth in Exhibit C attached hereto and incorporated herein.

6.    Confidentiality Obligations. It is agreed that Licensor and Licensee each have a proprietary interest in the Software. Each party agrees that it, and its respective employees, will keep in strict confidence the Software and other proprietary information relative to the use and operation of the Software and will not divulge or use such information or the Software so as to enable or assist any person or entity to install, use or operate the Software on any computer, except as specifically authorized under a valid license agreement with either Licensor or Licensee. Notwithstanding the foregoing, Licensor or Licensee may disclose the Software and other information relevant to the use and operation of the Software to the officers, employees, agents, data processing consultants, advisors, Affiliates and Subcontractors of Licensor and Licensee, and any other persons within their respective organizations with a need to know such information in connection with their further development and licensing of the Software as contemplated under this Agreement. The obligations contained in this Section 6 shall not apply to information (i) in the public domain, (ii) obtained from a third party source with the right to disclose such information, (iii) required by law or regulation to be disclosed as determined in good faith by the legal counsel of the disclosing party, provided that the owner of the information shall be given prompt notice of such requirement and cooperation in seeking a protective order, or (iv) which was known by the recipient at the time of disclosure free of restriction.

7.	Licensor’s Representations.

(a)          Licensor represents and warrants that:

(i)          It is the sole and rightful owner of all right, title and interest in and to the Software and has the unrestricted right to grant to Licensee the License without knowingly violating any rights of any third party.

(ii)         There are no actual or threatened claims against the Software, or demands of any person or entity pertaining to the Software, and no proceedings have been threatened, instituted or are pending which challenge the rights of Licensor in respect thereof.

(iii)        It has not been charged with infringement or violation of any intellectual property right of any person or entity, and is not infringing any intellectual property right of any person or entity in connection with the use and sale of the Software.

(iv)        The Source Code constitutes the entire and accurate Source Code and documentation for the Software.

(b)          All representations and warranties made by Licensor in this Agreement shall survive inspection, acceptance and payment for the License and the services to be provided hereunder.

8.	Representations of Both Parties. Each party to this Agreement represents and warrants that:

(a)          It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and it has the corporate power and is authorized under its Articles of Incorporation and its Bylaws to carry on its business as now conducted.

(b)          The execution of this Agreement and the consummation of the transactions contemplated hereunder will not result in any violation or default of or conflict with (i) its Articles of Incorporation or Bylaws, (ii) the provisions of any other agreement to which it is a party or to which it is bound, or (iii) any law, judgment or regulation of any governmental authority.

(c)          There are no persons or entities who are entitled to any notice of the transactions contemplated hereunder or whose consent is required for the consummation of the transactions contemplated hereunder.

(d)          It has performed all corporate actions and received all corporate authorizations necessary to execute and deliver this Agreement and to perform its obligations hereunder.

9.	Indemnification.

Licensee shall defend, indemnify and hold Licensor harmless from any liability, costs, claims, damages or demands (including the costs, expenses and reasonable attorneys’ and paralegals’ fees on account thereof) that arise out of or result from (i) Licensee’s sale, licensing, sublicensing or other use of the Software in violation of the grant of the License, or (ii) the failure of Licensee to perform its obligations under this Agreement. Licensee shall be solely responsible for any copyright, trademark or patent infringement that is caused by Licensee’s failure to abide by the terms of this Agreement.

10.	WARRANTY DISCLAIMERS; LIABILITY LIMITATIONS.

(a)          LICENSOR MAKES NO WARRANTY OR REPRESENTATION WITH RESPECT TO THE SOFTWARE AND IT IS LICENSED “AS IS.” THE WARRANTY AND REMEDIES PROVIDED LICENSEE HEREIN ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY STATEMENTS OR REPRESENTATIONS MADE BY ANY OTHER PERSON OR FIRM ARE VOID. LICENSEE AGREES THAT IT HAS NOT RELIED UPON ANY STATEMENTS OR REPRSENTATIONS BY ANY THIRD PARTIES IN ITS SELECTION OF THE SOFTWARE OR AS AN INDUCEMENT TO ENTER THIS AGREEMENT.

(b)          LICENSEE AGREES NOT TO USE THE SOFTWARE IN ANY SITUATION WHERE SIGNIFICANT DAMAGE OR INJURY TO PERSONS, PROPERTY OR BUSINESS COULD OCCUR FROM A SOFTWARE ERROR.

(c)          LICENSEE ASSUMES ALL RISK AS TO THE SELECTION, USE, PERFORMANCE AND QUALITY OF THE SOFTWARE. IN NO EVENT WILL THE LICENSOR, LOCATORX, INC., ITS MEMBERS, MANAGER, OFFICERS AND EMPLOYEES, OR ANY OTHER PARTY WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION OR DELIVERY OF THE SOFTWARE BE LIABLE FOR SPECIAL, EXEMPLARY, DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR RESULTING FROM LOSS OF DATA, PROFITS OR INABILITY TO USE THE LICENSED SOFTWARE, EVEN IF LICENSOR OR SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN NO EVENT SHALL LICENSOR OR SUCH OTHER PARTY’S LIABILITY FOR ANY DAMAGES OR LOSS TO LICENSEE OR ANY OTHER PARTY EXCEED THE LICENSEE FEE PAID FOR THE SOFTWARE.

(d)         The Software may support certain cryptographic and authentication features, including but not limited to Secure Sockets Layer communications that may require the installation and/or use of a digital certificate. Digital certificates are issued, validated, and revoked by third-party certification authorities (“CAs”) over which Licensor has no control. Licensee is solely responsible for familiarizing itself with the terms and conditions established by a CA for the use of, or reliance upon, its digital certificates, including but not limited to any obligation Licensee may have to validate a digital certificate, maintain the security of a cryptographic key or password, or pay fees for certification services. LICENSEE IS SOLELY RESPONSIBLE FOR ANY DECISION TO USE OR RELY UPON A DIGITAL CERTIFICATE. LICENSOR BEARS NO RESPONSIBILITY FOR THE VALIDITY OR ACCURACY OF ANY DIGITAL CERTIFICATE, OR FOR THE SECURITY OR INTEGRITY OF ANY TRANSACTION OR COMMUNICATION AUTHENTICATED BY A DIGITAL CERTIFICATE.

11.         Exclusive Remedy for Licensor’s Breach of This Agreement. Licensee’s sole and exclusive remedy for Licensor’s breach of this Agreement shall be to set off against amounts otherwise payable to the Licensor under this Agreement the amount of (a) any fees, costs and expenses reasonably incurred in connection with Licensee’s defense of any claim or action brought against Licensee alleging that the Software is invalid or that Licensee’s use of the Software in accordance with the License otherwise infringes upon the rights of others (a “Claim”) plus (b) any costs and damages finally awarded against Licensee by a court of law or equity on a Claim, or agreed to in settlement of a Claim, which settlement was made by Licensee in good faith.

12. General.

(a)          All notices and other communications hereunder will be in writing and will be deemed to have been validly given if delivered by hand or by overnight delivery using a nationally recognized courier, addressed to the party for which intended at the respective addresses set forth below, or such other address as may be designated pursuant hereto:

If to Licensor:	If to Licensee:
LocatorX, Inc.	1st Rescue, Inc.
c/o Shea Ralph, CFO	c/o William D. Meadow, CEO
2850 Isabella Blvd	2850 Isabella Blvd.
Jacksonville Beach, Florida 32250	Jacksonville Beach, Florida 32250
SheaRalph@LocatorX.com	BillyMeadow@1stRescue.com

(b)          This Agreement shall be governed in all respects by the laws of the State of Florida, without regard to any rules of conflict and choice of laws which would require the application of laws of another jurisdiction. The parties hereto (i) agree that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be exclusively brought and heard in a court of competent jurisdiction in the County of Duval, State of Florida or the United States District Court for the Middle District of Florida, Jacksonville Division (ii) consent to the jurisdiction of any such court in any such suit, action or proceeding, and (iii) waive any objection to the laying of venue of any such suit, action or proceeding in any such court. The prevailing party will be entitled to costs and reasonable attorneys’ and paralegals’ fees.

(c)          The Software and technical data delivered under this Agreement may be subject to U.S. export control laws and may be subject to export or import regulations in other countries. Licensee agrees to comply strictly with all such laws and regulations and acknowledges that it has the responsibility to obtain such licenses to export, re-export, or import as may be required.

(d)          This Agreement shall not be valid until signed and accepted by an authorized officer of both parties. The parties agree that this Agreement, together with any addenda or exhibits attached hereto, may be amended from time to time in writing by mutual agreement of the parties. No party shall be bound by any change, alteration, amendment, modification or attempted waiver of any of the provisions hereof unless in writing and signed by an authorized officer of the party against whom it is sought to be enforced. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. This instrument, including any addenda or exhibits attached hereto which are hereby incorporated into this Agreement and made an integral part hereof, constitutes the entire Agreement between the parties relating to the subject matter hereof and there are no representations, warranties or commitments except as set forth herein. This Agreement supersedes all prior understandings, negotiations and discussions, written or oral, of the parties relating to the transactions contemplated by this Agreement. The terms of this Agreement shall prevail in the event that there is a conflict or variance with the terms and conditions of any writing not signed by both parties.

(e)          All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.

(f)          The failure by either party to enforce any term or condition of this Agreement, the written waiver of any term or condition of this Agreement or the acceptance of any payment shall not be deemed a waiver of further enforcement of that or any other term or condition.

(g)          If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(h)          Neither party shall use the name or any trademark of the other party in any advertising, publicity release or other communication without securing the prior written consent of the other party.

(i)           This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have agreed and executed this Agreement as of the date first set forth above.

LICENSOR:

LOCATORX, INC.

By:
Shea Ralph, CFO

LICENSEE:

1ST RESCUE, INC.

By:
William D. Meadow

EXHIBIT A

Description of the Software, Related Materials and Source Code

Location and asset tracking software based on Apache Cassandra

Functional details of 1st Rescue’s planned features are contained within the 1st Rescue business plan.

This Exhibit A will be updated as a new signed addendum with source code module listing upon completion of initial royalty payment.

EXHIBIT B Royalties Schedule

Initial licence	$100,000

Per consumer user tracked	$0.00/month
Per professional user tracked	$0.00/month
Per drone tracked	$5.00/month
Per Tele-MedKit (& supplies) tracked	$5.00/month

EXHIBIT C Development Schedule & Payment

1st Rescue will pay lead software developer Jeff Kase directly for his professional services in modifying the Licensed software to meet 1st Rescue needs.

Services provided by LocatorX, Inc. employees and consultants to 1st Rescue, Inc. will be based on hourly rates on a reasonable basis.